Exhibit 99.1

COLEMAN CABLE, INC. CONFIRMS OFFER TO ACQUIRE TECHNOLOGY RESEARCH

CORPORATION FOR $5.50 PER SHARE IN CASH

Provides a 41% Premium to Pre-Announcement Share Price

TRC has Refused Repeated Efforts to Enter into Any Dialogue with Coleman to Explore

Potential Transaction

WAUKEGAN, Ill. January 18, 2011 — Coleman Cable, Inc. (Nasdaq: CCIX) (“Coleman”), a leading manufacturer and innovator of electrical and electronic wire and cable products, announced today that it has delivered to the Board of Directors of Technology Research Corporation (NASDAQ: TRCI) (“TRC”) a proposal to acquire all of the outstanding shares of TRC for $5.50 per share in cash. The proposed offer price represents a premium of 41% to TRC’s closing share price on January 14, 2011, the last trading day prior to the public disclosure of Coleman’s offer by TRC. The proposed offer also represents a premium of approximately 46% to TRC’s average closing share price for the 20 trading days ending January 14, 2011. Through its legal advisors, TRC has today informed Coleman that its Board of Directors is considering Coleman’s offer and will try to respond by January 21, 2011.

“We have attempted to engage TRC’s Board of Directors on a number of occasions and we are disappointed that rather than engaging in constructive dialogue with Coleman, TRC’s Board instead adopted a Poison Pill to block a transaction that is clearly friendly to its shareholders,” said Gary Yetman, President and Chief Executive Officer of Coleman. “Given the historically low trading volume of TRC’s stock, we firmly believe that TRC shareholders will find the certainty of a cash offer – at a premium of 46% to the average closing share price for the 20 trading days before our offer was made public – very attractive.”

Coleman has made numerous efforts to engage TRC’s Board and management in negotiations to agree to a friendly transaction beginning with a letter sent to TRC Chairman of the Board and Chief Executive Officer, Mr. Owen Farren, on December 2, 2010, which proposed an offer price of $5.00 to $5.50 per share. On January 3, 2011, TRC sent a letter to Coleman indicating that TRC was not interested in discussing Coleman’s proposal. On January 5, 2011, Coleman sent a letter to TRC reiterating its interest in discussing a possible transaction and requesting a response by January 12, 2011. After TRC did not respond to this letter, on January 14, 2011, Coleman communicated to TRC a revised offer price of $5.50 per share, the top end of the range set forth in Coleman’s December 2 letter. To date, TRC has refused to enter into any dialogue with Coleman to explore the merits and potential terms of a transaction.

Coleman’s offer to acquire all of the outstanding shares of TRC is not subject to any financing condition and will be funded from cash on hand and Coleman’s existing borrowing facilities. Coleman’s offer is subject to customary due diligence, TRC’s Board of Directors redeeming or invalidating its Poison Pill shareholder rights plan and the negotiation of a mutually acceptable definitive merger agreement with respect to the acquisition.

From April 2010 through August 2010, Coleman acquired 323,710 shares of TRC’s common stock in a series of open market transactions.

William Blair & Company, LLC is acting as financial advisor and Winston & Strawn LLP is acting as legal advisor to Coleman.

About Coleman Cable, Inc.

Coleman Cable, Inc. is a leading manufacturer and innovator of electrical and electronic wire and cable products for the security, sound, telecommunications, electrical, commercial, industrial, and automotive industries. With extensive design and production capabilities and a long-standing dedication to customer service, Coleman Cable, Inc. is the preferred choice of cable and wire users throughout the United States.

Additional Information

This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. No tender offer for the shares of TRC has commenced at this time. In connection with the proposed transaction, Coleman may file tender offer documents with the U.S. Securities and Exchange Commission (the “SEC”). Any definitive tender offer documents will be mailed to stockholders of TRC. INVESTORS AND SECURITY HOLDERS OF TRC ARE URGED TO READ THESE AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain free copies of these documents (if and when available) and other documents filed with the SEC by Coleman through the web site maintained by the SEC at http://www.sec.gov.

Forward-looking statements

Various statements included in this release, including those that express a belief, expectation or intention, as well as those that are not statements of historical fact constitute forward-looking statements. These statements may be identified by the use of forward-looking terminology such as “believes,” “plans,” “anticipates,” “expects,” “estimates,” “continues,” “could,” “may,” “might,” “potential,” “predict,” “should,” or the negative thereof or other variations thereon or comparable terminology. In particular, statements about Coleman Cable’s expectations, beliefs, plans, objectives, assumptions or future events, financial results or performance contained in this release are forward-looking statements. Coleman Cable has based these forward-looking statements on its current expectations, assumptions, estimates and projections. While Coleman Cable believes these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. These and other important factors, including those discussed in Coleman Cable’s most recent Annual Report on Form 10-K (available at www.sec.gov), may cause its actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements.

In addition, any forward-looking statements represent Coleman’s views only as of today and should not be relied upon as representing its views as of any subsequent date. While Coleman may elect to update forward-looking statements at some point in the future, it specifically disclaims any obligation to do so, even if its estimates change and, therefore, you should not rely on these forward-looking statements as representing Coleman’s views as of any date subsequent to today.

Media/ Investor Contacts

Coleman Cable

Richard N. Burger

Executive Vice President, Chief Financial Officer, Secretary and Treasurer

(847) 672 -2300

Joele Frank, Wilkinson Brimmer Katcher

Steve Frankel / Tim Lynch

(212) 355-4449

DF King & Co., Inc.

Tom Long

(212) 493-6920

Toll Free

(800) 848-2998